As filed with the Securities and Exchange Commission on December 27, 2023

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

iCoreConnect Inc.
(Exact name of registrant as specified in its charter)

Delaware	86-2462502
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

529 Crown Point Road, Suite 250 Ocoee, Florida	34761
(Address of Principal Executive Offices)	(Zip Code)

iCoreConnect Inc. 2023 Stock Plan

(Full title of the plans)

Archit Shah

Chief Financial Officer

529 Crown Point Road, Suite 250

Ocoee, Florida 34761

(888) 810-7706

(Name, address, including zip code, and telephone number,

including area code, of agent for service)

Copies to:

Cavas S. Pavri, Esq.

ArentFox Schiff LLP

1717 K Street, NW

Washington, DC 20006

(202) 724-6847

Facsimile: (202) 778-6460

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Securities Exchange Act of 1934. (Check one):

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided to Section 7(a)(2)(B) of the Securities Act. ☐

 PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information.

This Registration Statement registers 1,187,810 shares of common stock of iCoreConnect, Inc. (the “Registrant”) to participants in the iCoreConnect, Inc. 2023 Stock Plan (the “Plan”). The documents containing the information specified in this Item 1 will be sent or given by the Registrant to participants in the Plan to which this Registration Statement relates, as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”). In accordance with the rules and regulations of the Securities and Exchange Commission (the “SEC”) and the instructions to Form S-8, such documents are not being filed with the SEC either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. The written statement required by Item 2 is included in documents sent or given to participants in the plans covered by this Registration Statement pursuant to Rule 428(b)(1) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The Registrant hereby incorporates by reference in this Registration Statement the following documents and information previously filed with the Securities and Exchange Commission:

(a) The Registrant’s proxy statement/prospectus filed with the SEC on May 2, 2023 pursuant to Rule 424(b) under the Securities Act in connection with the Registrant’s registration statement on Form S-4, as amended (File No. 333-269515), which contains the audited financial statements for iCoreConnect, Inc., a Nevada corporation, for the latest fiscal year for which such statements have been filed; and

(b) The Registrant’s Annual Report on Form 10-K for the year ended December 31, 2022 (filed on February 2, 2023);

(c) The Registrant’s Quarterly Report on Form 10-Q for the quarters ended March 31, 2023 (filed May 10, 2023); June 30, 2023 (filed on August 10, 2023); and September 30, 2023 (filed November 20, 2023);

(d) The Registrant’s Current Reports on Form 8-K filed with the SEC on January 6, 2023; February 3, 2023; May 24, 2023; June 2, 2023; June 28, 2023; August 8, 2023; August 14, 2023; August 22, 2023; August 23, 2023; August 31, 2023; September 7, 2023; September 11, 2023; September 14, 2023; September 19, 2023; October 11, 2023; October 19, 2023 (as amended on November 2, 2023); and November 1, 2023, in each case to the extent the information in such reports is filed and not furnished.

(e) The description of the Registrant’s common stock, par value $0.0001 per share contained in its Registration Statement on Form 8-A, dated and filed with the SEC on February 24, 2022, and any amendment or report filed with the SEC for the purpose of updating the description.

All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), other than current reports furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits furnished on such form that relate to such items, subsequent to the date hereof and prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold shall also be deemed to be incorporated by reference herein and to be a part hereof from the dates of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

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Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law provides, generally, that a corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation against all expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. A corporation may similarly indemnify such person for expenses actually and reasonably incurred by such person in connection with the defense or settlement of any action or suit by or in the right of the corporation, provided that such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, in the case of claims, issues and matters as to which such person shall have been adjudged liable to the corporation, provided that a court shall have determined, upon application, that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper.

The Registrant’s Certificate of Incorporation contains provisions that eliminate the personal liability of Registrant’s directors and certain officers for monetary damages resulting from breaches of certain fiduciary duties as a director or officer to the fullest extent permitted by Delaware law. The Registrant’s Certificate of Incorporation and bylaws require Registrant to indemnify and advance expenses to, to the fullest extent permitted by applicable law, its directors, officers and agents. The Registrant plans to maintain a directors’ and officers’ insurance policy pursuant to which the Registrant’s directors and officers are insured against liability for actions taken in their capacities as directors and officers. Finally, the Registrant’s Certificate of Incorporation and bylaws prohibit any retroactive changes to the rights or protections or increasing the liability of any director or officer in effect at the time of the alleged occurrence of any act or omission to act giving rise to liability or indemnification.

In addition, the Registrant has entered into separate indemnification agreements with its directors and officers. These agreements, among other things, require the Registrant to indemnify its directors and officers for certain expenses, including attorneys’ fees, judgments, fines and settlement amounts incurred by a director or officer in any action or proceeding arising out of their services as one of the Registrant’s directors or officers or any other company or enterprise to which the person provides services at the Registrant’s request.

Item 7. Exemption from Registration Claimed.

Not applicable.

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Item 8. Exhibits.

Exhibit Number	Description
3.1	Second Amended and Restated Certificate of Incorporation of iCoreConnect Inc. (incorporated by reference to Exhibit 3.1 of the Form 8-K filed August 31, 2023)
3.2	Amended and Restated Bylaws of iCoreConnect Inc. (incorporated by reference to Exhibit 3.2 of the Form 8-K filed August 31, 2023)
5.1*	Opinion of ArentFox Schiff, LLP
23.1*	Consent of Marcum LLP
23.2*	Consent of Plante & Moran, PLLC
23.3*	Consent of ArentFox Schiff LLP (included in exhibit 5.1)
24.1*	Power of Attorney (included on the signature page)
99.1*	iCoreConnect 2023 Stock Plan and forms of award agreements
107*	Filing fee table

_____________________________

* Furnished herewith

Item 9. Undertakings.

(a) The Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act.

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) herein do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Ocoee, Florida, on December 27, 2023.

ICORECONNECT INC.
(Registrant)

By:	/s/ Robert P. McDermott
Robert P. McDermott
Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Robert P. McDermott or Archit Shah as attorney-in-fact and agent, with full power of substitution and re-substitution, to sign on his or her behalf, individually and in any and all capacities, including the capacities stated below, any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting to said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons in the capacities and on the dates indicated:

SIGNATURE	TITLE	DATE

/s/ Robert P. McDermott	Chief Executive Officer, President and Director
Robert P. McDermott	(Principal Executive Officer)	December 27, 2023

/s/ Archit Shah	Chief Financial Officer
Archit Shah	(Principal Financial Officer and Principal Accounting Officer)	December 27, 2023

/s/ Kevin Patrick McDermott
Kevin Patrick McDermott	Director	December 27, 2023

/s/ John Robert Pasqual
John Robert Pasqual	Director	December 27, 2023

/s/ Joseph Anthony Gitto
Joseph Anthony Gitto	Director	December 27, 2023

/s/ Harry Joseph Travis
Harry Joseph Travis	Director	December 27, 2023

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